Exhibit 16.1

December 28, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements made by ThermoEnergy Corporation under the heading “Change in Accountants” in Post-Effective Amendment No. 1 to its registration statement on Form S-1 (Registration No. 333-175227). We agree with the statements concerning our Firm in such registration statement; we are not in a position to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement, under the heading “Change in Accountants” in such registration statement, concerning the material weaknesses in internal control over financial reporting included in the seventh paragraph thereof, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant’s 2008 and 2009 consolidated financial statements.

Very truly yours,

/s/ Kemp & Company, a Professional Association
Little Rock, Arkansas